Exhibit 99.1

National Interstate Corporation 2007 Third Quarter Earnings Remain Strong

•	Earnings per Share up 52.9% for the 2007 third quarter and 32.5% year to date.

•	Gross Premiums Written up 16.7% for the 2007 third quarter and 12.7% year to date.

•	GAAP Combined Ratio of 84.4% for the 2007 third quarter and 82.8% year to date.

•	Return on Equity of 22.9% for the nine months ended September 30, 2007.

RICHFIELD, Ohio, November 1, 2007— National Interstate Corporation (Nasdaq: NATL) today reported 2007 third quarter net income of $10.1 million ($.52 per share diluted), an increase of 55.1% compared to $6.5 million ($.34 per share diluted) for the 2006 third quarter. Net income of $32.5 million ($1.67 per share diluted) for the nine months ended September 30, 2007 increased 33.8% compared to $24.3 million ($1.26 per share diluted) for the nine months ended September 30, 2006. Higher net premiums earned and investment income along with continued solid underwriting results contributed to the increased earnings.

“We are very pleased with our 2007 third quarter profitability in contrast to last year when we had unusually high loss severity in the third quarter. In addition we continue to experience growth in all of our business components and maintain double digit top line growth overall,” commented Dave Michelson, President and Chief Operating Officer of National Interstate Corporation.

For the 2007 third quarter, gross premiums written of $72.1 million were 16.7% above the $61.7 million reported for the 2006 third quarter. Gross premiums written of $274.9 million for the nine months ended September 30, 2007 increased 12.7% compared to $244.0 million reported for same period last year. All business components are ahead of last year for both the third quarter and year to date. The Transportation and Hawaii and Alaska components have maintained relatively flat rates during a period of increased competition. Lower sales of recreational vehicles have been offset by increased distribution and marketing efforts resulting in moderate growth in Specialty Personal Lines. The most significant growth continues to occur in the Company’s Alternative Risk Transfer component which increased 27.8% and 17.7% for the 2007 third quarter and year to date, respectively, compared to the same periods in 2006. New members and product extensions in existing programs, and introduction of new programs are all contributing to the growth in the Alternative Risk Transfer component. The table below summarizes gross premiums written by business component:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2007		2006		2007		2006
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$22,435	31.1%	$17,561	28.4%	$132,866	48.4%	$112,853	46.3%
Transportation	25,717	35.7%	24,159	39.2%	72,830	26.5%	67,419	27.6%
Specialty Personal Lines	12,773	17.7%	12,230	19.8%	43,746	15.9%	41,059	16.8%
Hawaii and Alaska	7,747	10.8%	6,872	11.1%	19,834	7.2%	18,536	7.6%
Other	3,385	4.7%	905	1.5%	5,594	2.0%	4,126	1.7%

Gross Premiums Written	$72,057	100.0%	$61,727	100.0%	$274,870	100.0%	$243,993	100.0%

The GAAP combined ratio of 84.4% for the 2007 third quarter was 6.7 percentage points lower than 91.1% for the 2006 third quarter, and the GAAP combined ratio of 82.8% for the nine months ended September 30, 2007 was 2.4 percentage points lower than 85.2% for the same period last year. In the third quarter of 2006, the Company experienced an unusually high number of large losses compared to the 2007 third quarter which returned to historical levels. The loss and loss adjustment expense ratio of 60.2% experienced for the 2007 third quarter was 7.1 percentage points lower than the 2006 third quarter ratio of 67.3%. The 2007 third quarter losses and loss adjustment expenses reflected $0.4 million of favorable reserve development and were in line with the 2007 year to date loss and loss adjustment ratio of 59.3%. The 2007 third quarter GAAP underwriting expense ratio of 24.2% was 0.4 percentage points higher compared to 23.8% reported for the 2006 third quarter. The 2007 third quarter expenses were favorably impacted by $750 thousand of additional rental income related to a lease buyout for a tenant at the Company’s corporate campus. The underwriting expense ratios of 23.5% and 23.4% for the nine months ended September 30, 2007 and 2006, respectively, were comparable.

Net investment income continues to increase consistent with the growth in average cash and invested assets, and higher average yields on the short term, fixed income, and preferred stock portfolios. Net investment income increased 25.7% for the 2007 third quarter compared to the 2006 third quarter and 29.3% for the nine months ended September 30, 2007 compared to the same period last year. The Company had net realized losses of $0.3 million in the 2007 third quarter from the sale and write-down of several investments affected by the credit crisis in the investment markets. The Company took actions to eliminate or reduce exposure in those positions and does not believe that any significant exposure exists in its investment portfolio.

Alan Spachman, Chairman and Chief Executive Officer of National Interstate Corporation said, “We continue to perform through all phases of business cycles. We are maintaining our growth and profitability during the current soft commercial insurance market, and our investment results were minimally impacted by the credit crisis. Our return on average shareholders’ equity of 22.9% remains ahead of our stated objective of 15% plus the rate of inflation.”

Conference Call

The Company will hold its quarterly conference call with analysts and investors to discuss its earnings and other information on Friday, November 2, 2007 at 11:00 a.m. eastern daylight saving time. The conference call will be webcast live and a recording will be available on the Company’s website at http://invest.natl.com.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, completed an initial public offering in 2005. We are a specialty property and casualty insurance holding company with a niche orientation and focus on the transportation industry. We differentiate ourselves within our markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our products include property and casualty insurance for transportation companies, captive insurance programs for commercial risks that we refer to as our alternative risk transfer component, specialty personal lines consisting of insurance products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE, Nasdaq: AFG). The Company is headquartered in Richfield, Ohio, which is located in northeastern Ohio between Cleveland and Akron.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations.

The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Operating Data:
Gross premiums written	$72,057	$61,727	$274,870	$243,993

Net premiums written	$59,271	$51,022	$213,033	$189,951

Premiums earned	$66,187	$56,619	$189,742	$159,363
Net investment income	5,690	4,528	16,421	12,703
Net realized (losses) gains	(319)	199	(47)	714
Other income	1,564	586	3,384	1,603

Total revenues	73,122	61,932	209,500	174,383
Losses and loss adjustment expenses	39,844	38,092	112,564	98,426
Commissions and other underwriting expense	13,803	11,283	36,348	29,982
Other operating and general expenses	3,792	2,766	11,631	8,865
Interest expense	393	389	1,160	1,132

Total expenses	57,832	52,530	161,703	138,405

Income before income taxes	15,290	9,402	47,797	35,978
Provision for income taxes	5,145	2,859	15,327	11,706

Net income	$10,145	$6,543	$32,470	$24,272

Per Share Data:
Earnings per common share, basic	$0.53	$0.34	$1.69	$1.27
Earnings per common share, assuming dilution	$0.52	$0.34	$1.67	$1.26
Book value per common share, basic (at period end)	$10.65	$8.49	$10.65	$8.49
Weighted average number of common shares outstanding, basic	19,199	19,146	19,189	19,128
Weighted average number of common shares outstanding, diluted	19,459	19,354	19,401	19,292
Common shares outstanding at period end (a)	19,228	19,155	19,228	19,155
Cash dividend per common share	$0.05	$0.04	$0.15	$0.12

GAAP Ratios:
Losses and loss adjustment expense ratio	60.2%	67.3%	59.3%	61.8%
Underwriting expense ratio	24.2%	23.8%	23.5%	23.4%

Combined ratio	84.4%	91.1%	82.8%	85.2%

Return on equity (b)			22.9%	21.4%
Average shareholders’ equity			$189,196	$151,109

	At September 30, 2007		At December 31, 2006
Balance Sheet Data (GAAP):
Cash and investments	$472,539		$406,454
Reinsurance recoverable	108,947		90,070
Total assets	924,307		806,248
Unpaid losses and loss adjustment expenses	309,869		265,966
Long-term debt	15,464		15,464
Total shareholders’ equity	$204,629		$173,763

(a)	Common shares outstanding at quarter and period end includes all common shares that have full voting rights, including unvested shares.
(b)	The ratio of net income to the average of shareholders’ equity at the beginning and at end of the period. Return on equity calculation is completed for year-to-date results only.